Exhibit 99.1

For Immediate Release

GlobeImmune Announces Second Quarter 2014 Financial Results

LOUISVILLE, Colo., Aug. 15, 2014 – GlobeImmune, Inc., (Nasdaq: GBIM) today announced its second quarter 2014 corporate highlights and financial results. The net loss for the second quarter was $5.7 million, bringing the net loss for the year to $8.2 million. The Company believes that the proceeds from the Company’s recent initial public offering, together with existing cash and cash equivalents will allow the Company to fund operations through 2015.

“This year, we have made good progress as a company, most notably with the completion of our IPO in July,” said Timothy C. Rodell, M.D., Chief Executive Officer at GlobeImmune. “We are focused on advancing our pipeline of Tarmogen® product candidates both independently and with our collaborators.”

An update on the Company’s programs can be found in the Quarterly Report on Form 10-Q for the period ended June 30, 2014.

Financial Results – Quarter Ending June 30, 2014, and Year-to-Date

For the quarter ended June 30, 2014, GlobeImmune reported a net loss of $5.7 million compared to a net income of $1.1 million for the same period in 2013. $4.4 million of the $5.7 million loss is due to non-cash interest expense associated with convertible notes and fair-value adjustments of warrants. These non-cash expenses terminated upon closing of the initial public offering. The net income generated in the second quarter of 2013 was due to one-time contract manufacturing revenues received in preparation for the GS-4774 phase 2 trials and the Company does not anticipate net income again in the foreseeable future as it continues to invest in its development programs. For the six months ended June 30, 2014, GlobeImmune reported a net loss of $8.2 million compared to a net loss of $0.5 million for the comparable period in the six months ended June 30, 2013.

Total research and development expense in the quarter ended June 30, 2014, was $2.1 million, a decrease of 21% compared to the same quarter in 2013. The lower R&D expense was primarily due to reduction in manufacturing expenses incurred in 2013 in preparation for a Phase 2 GS-4774 trial. General and administrative expense was $855,693, a 20% increase compared to the quarter ended June 30, 2013, driven primarily by patent costs related to the Company’s intellectual property portfolio and costs associated with the initial public offering.

At June 30, 2014, GlobeImmune had cash and equivalents of $6.5 million. On July 8, 2014, GlobeImmune completed an initial public offering, selling 1,725,000 shares of common stock at $10.00 per share and raised $17.25 million before fees and expenses.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In May 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 Tarmogen product series targeting brachyury. In October 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the Company’s capital to fund its ongoing operations, the potential for Tarmogens to treat or prevent any disease, potential Tarmogen side effect profiles, the Company and its collaborators’ abilities to successfully complete clinical trials, timing and eventual prospects for completion of clinical trials and any approval to market any of the Company’s products and the prospects for the Company’s collaborations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning GlobeImmune’s business are described in additional detail in the Company’s Registration Statement on Form S-1 (Registration No. 333-194606) declared effective on July 1, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT:

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE MEDIA CONTACTS:

Lena Evans or Tony Russo, Ph.D.

Russo Partners, LLC

T: 212-845-4262 or 212-845-4251

lena.evans@russopartnersllc.com

tony.russo@russopartnersllc.com

GLOBEIMMUNE INVESTOR CONTACT:

Susan Noonan

S.A. Noonan Communications

T: 917-513-5303

susan@sanoonan.com